Exhibit 10.2

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

SUPPLEMENTAL EXECUTIVE THRIFT PLAN

(Amended and Restated Effective as of June 1, 2003)

Krieg DeVault LLP

INTRODUCTION

This is a complete amendment, restatement and continuation of the Federal Home Loan Bank of Indianapolis Supplement Executive Thrift Plan (the “Plan”) which was originally established effective January 1, 1993. The effective date of this complete amendment and restatement is June 1, 2003. The rights and benefits, if any, of a Member whose employment with the Federal Home Loan Bank of Indianapolis (the “Employer”) terminated prior to June 1, 2003 will be determined in accordance with the terms of the Plan in effect as of the date of his or her termination of employment.

All benefits payable under this Plan shall be paid solely out of the general assets of the Employer to the extent not paid from the grantor trust that was established in connection with this Plan. No benefits under this Plan shall be payable by the Financial Institutions Thrift Plan or from its assets.

ARTICLE I

DEFINITIONS

Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

1.1. “Beneficiary” means the beneficiary or beneficiaries designated by a Member in accordance with Article V to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.2. “Board” means the Board of Directors of the Employer.

1.3. “Committee” means the Administrative Committee appointed by the Board to administer the Plan as directed by the Board which, as of the Effective Date, shall be the Executive Incentive Committee of the Board.

1.4. “Effective Date” means June 1, 2003.

1.5. “Employer” means Federal Home Loan Bank of Indianapolis and any successor thereto.

1.6. “Excess Employer Matching Contributions” means contributions made to the Plan by the Employer, at the discretion of the Employer, and allocated to a Member’s Individual Account by reason of the Member’s Excess 401(k) Contributions contributed to the Plan pursuant to Section 3.1(a).

1.7. “Excess Employer Matching Contributions Account” means that portion of a Member’s Individual Account attributable to (a) Excess Employer Matching Contributions allocated to such Member pursuant to Section 3.2 and (b) the Member’s proportionate share, attributable to his Excess Employer Matching Contributions Account, of the Adjustments as defined in Section 4.2, reduced by any distributions from such account pursuant to Article V.

1.8. “Employer Supplemental Contributions” means contributions made to the Plan by the Employer, at the discretion of the Board, pursuant to Section 3.3.

1.9. “Employer Supplemental Contributions Account” means that portion of a Member’s Individual Account attributable to (a) Employer Supplemental Contributions allocated to such Member pursuant to Section 3.3 and (b) the Member’s proportionate share, attributable to his Employer Supplemental Contributions Account, of the Adjustments, as defined in Section 4.2, reduced by any distributions from such account pursuant to Article V.

1.10. “Excess 401(k) Contributions” means contributions made to the Plan pursuant to Section 3.1 by the Employer at the election of the Member, in lieu of cash Salary, under a Membership Agreement between the Member and the Employer.

1.11. “Excess 401(k) Contributions Account” means that portion of a Member’s Individual Account attributable to (a) Excess 401(k) Contributions allocated to such Member pursuant to Section 3.1 and (b) the Member’s proportionate share, attributable to his Excess 401(k) Contributions Account, of the Adjustments, as defined in Section 4.2, reduced by any distributions from such account pursuant to Article V.

1.12. “401(k) Contributions” means a Member’s contributions made to the Thrift Plan by the Employer at the election of Member, in lieu of cash Salary, pursuant to a salary reduction agreement between the Member and the Employer and allocated to a Member’s 401(k) Account under the Thrift Plan.

1.13. “Individual Account” means the individual bookkeeping account maintained for each Member in accordance with Section 4.1, which shall be a book reserve account and shall be recorded on the financial books and records of the Bank as a liability owed to the Member. Such Individual Account is comprised of whichever of the following are applicable to a particular Member: Excess Employer Matching Contributions Account, Excess 401(k) Contributions Account and Employer Supplemental Contributions Account.

1.14. “IRC” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.15. “Matching Contributions” means the matching contributions made to the Thrift Plan by the Employer and allocated either to a Member’s “401(k) Account” or “Regular Account” under the Thrift Plan by reason of the Member’s 401(k) or Regular contributions made thereunder.

1.16. “Member” means any employee of the Employer who meets the eligibility requirements of Article II.

1.17. “Plan” means the Federal Home Loan Bank of Indianapolis Supplemental Executive Thrift Plan, as set forth herein and as amended from time to time.

1.18. “Plan Year” means the twelve (12) month period beginning January 1 and ended December 31.

1.19. “Regular Contributions” means a Member’s contributions made to the Thrift Plan by the Employer at the election of Member, in lieu of cash Salary, pursuant to a salary reduction agreement between the Member and the Employer and allocated to the Member’s Regular Account under the Thrift Plan.

1.20. “Salary” means regular basic monthly salary or wages, and special payments such as incentive compensation, overtime, bonuses, severance payments and commissions (including amounts that would have been paid to the Member but for an election under a plan described in IRC Section 125, under the Thrift Plan or this Plan).

1.21. “Thrift Plan” means the Financial Institutions Thrift Plan, as from time to time amended, and as adopted by the Employer.

1.22. “Total and Permanent Disability” means a disability as defined in Article VII, Section 5 of the Thrift Plan.

ARTICLE II

ELIGIBILITY AND MEMBERSHIP

A member of a select group of management or highly compensated employees of the Employer who is a member under the Thrift Plan is eligible to become a Member provided such Employee is designated as a Member by the Board in writing. A member of a select group of management or highly compensated employees of the Employer who is not eligible to be a member under the Thrift Plan because the Employee has not yet met the service requirement of the Thrift Plan shall be eligible to become a Member of the Plan provided such Employee is designated as a Member by the Board in writing.

ARTICLE III

CONTRIBUTIONS

3.1. Excess 401(k) Contributions.

(a)	The Employer shall allow a Member to make Excess 401(k) Contributions each Plan Year in an amount equal to such percentage (or dollar amount) of such Member’s Salary as mutually agreed upon between the Member and the Employer prior to the beginning of each Plan Year. The Employer shall withhold that amount from the Member’s salary and shall credit such contributions to the Member’s Individual Account as of the same day the Member’s 401(k) contributions are credited (or would be credited) to his account(s) under the Thrift Plan. A new Membership Agreement must be entered into by the Member and Employer prior to January 1 of each year in which the Member is eligible pursuant to Article II, unless the Employer notifies the Member, prior to the beginning of such Plan Year, that the Member is no longer eligible for contributions under this Section 3.1.

(b)	The maximum percentage of a Member’s Salary that the Member may defer as Excess 401(k) Contributions for a Plan Year shall not, when added to a Member’s 401(k) Contributions and Regular Contributions under the Thrift Plan, exceed fifty percent (50%) of the Member’s Salary for such Plan Year or such greater amount as the Board may from time to time approve by resolution.

(c)

As a condition to the Employer’s obligation to credit an Excess 401(k) Contribution for the benefit of a Member pursuant to subsection (a), the Member must execute a Membership Agreement with the Employer on such forms as prescribed by the Committee in which it is agreed that the Employer will withhold a portion of the Member’s Salary, as specified in the Membership Agreement, during each pay period. A new Membership

Agreement for each Plan Year must be executed and delivered by the Member and the Employer prior to the January 1 of the calendar year to which the Membership Agreement relates. The Member’s election to defer a portion of his Salary each year shall be irrevocable once made except that the Committee, in its sole discretion, may waive the Member’s election to defer compensation if the Member has suffered an unforeseeable emergency which results in a severe financial hardship as defined in Section 5.7. Such waiver shall apply to the portion of the calendar year remaining after the Committee’s determination that the Member has suffered a severe financial hardship. The effective date of the waiver shall be fixed by the Committee after application by the Member under such procedures as may be fixed by the Committee. The Member’s application shall include a signed statement of the facts causing financial hardship and any other facts required by the Committee in its discretion.

3.2. Excess Employer Matching Contributions.

(a)	The Employer shall make Excess Employer Matching Contributions under the Plan in accordance with the following formula: the amount equal to the difference between (i) and (ii) below:

(i)	The Matching Contributions which would have been allocated to the Member’s 401(k) Contribution or Regular Account under the Thrift Plan for the Plan Year if the Excess 401(k) Contributions were made to the Thrift Plan rather than this Plan plus the amount of any Matching Contributions which, under the terms of the Thrift Plan as in effect prior to Plan Years beginning on and after January 1, 1994, would have been refunded to the Member. However, the amount in the previous sentence will be limited to an amount equal to the Member’s salary (as defined under the Thrift Plan), plus Excess 401(k) Contributions under this Plan for that Plan Year multiplied by the maximum matching percentage under the Thrift Plan for that Plan Year.

(ii)	The amount of Employer Matching Contributions actually allocated to the Member’s 401(k) Contributions Account or Regular Account under the Thrift Plan for the Plan Year.

(b)	In addition to the Excess Employer Matching Contributions specified in subsection (a), the Employer may, as determined by the Board, make an additional Excess Employer Matching Contribution under the Plan for a Plan Year in such amount as shall be determined by the Board in its discretion.

(c)	Excess Employer Matching Contributions contributed under the Plan for the benefit of a Member for any Plan Year shall be credited to a Member’s

Excess Employer Matching Contributions Account at the time the Employer would have made such contributions, in the form of Employer Matching Contributions, under the Thrift Plan.

3.3. Employer Supplemental Contributions. In addition to the Excess Employer Matching Contributions provided for in Section 3.2, the Employer may, as determined by the Board, make Employer Supplemental Contributions under the Plan in accordance with the provisions of subsections (a) and (b).

(a)	The Employer may, but shall not be required to, credit to a Member’s Individual Account such amounts as the Board may in its discretion determine from time to time to be advisable, which amounts shall constitute the Employer Supplemental Contributions under the Plan.

(b)	Employer Supplemental Contributions may be credited by the Employer to the Member’s Individual Account at any time prior to the March 15 following the Plan Year to which the Employer Supplemental Contributions are attributable.

ARTICLE IV

ACCOUNTS AND INVESTMENT OF CONTRIBUTIONS

4.1. Member Accounts. All contributions to the Plan shall be credited to the Member’s Individual Account and all amounts paid to the Member or his designated beneficiary pursuant to Article V shall be debited from his Individual Account. All contributions shall be invested in an irrevocable “rabbi” trust established and maintained by the Employer to provide for the benefits created by this Plan (“Rabbi Trust”).

4.2. Adjustments. “Adjustment” means, for purposes of this Article IV, the net increases and decreases in the market value of the Individual Account of each Member. Such increases and decreases shall include such items as realized or unrealized investment gains and losses, if any, and investment income, if any, and may include expenses properly attributable to administering the Plan. Effective June 1, 2003, adjustments shall be determined by the Plan’s record keeper and allocated to the Individual Account of each Member as of each day of the Plan Year on which the securities markets of the United States are generally in operation

4.3. Investments. Prior to January 1, 1997, all Adjustments shall be credited as if the Member’s Individual Account had been notionally invested in investment Fund B offered under the Thrift Plan. Effective on the date on which amounts credited under the Plan are first transferred to the Rabbi Trust, which date shall be on or as soon as possible after January 1, 1997, the Adjustment to each Member’s Individual Account shall be determined by the earnings on the investments made under the Plan through the Rabbi Trust. The Member may direct the trustee of the Rabbi Trust to invest his Individual Account in any investment approved by the Employer from time to time. The Employer may establish any rule or procedure it deems necessary or desirable concerning the Member’s ability to direct or failure to direct the investment of the Rabbi Trust funds. No provision of the Plan shall impose or be deemed to impose any obligation upon the Employer, other than an unsecured contractual obligation to make a cash payment to Members and their beneficiaries in accordance with the terms of the Plan. Benefits payable under the Plan shall be paid directly by the Employer from the Employer’s general assets to the extent not paid from the Rabbi Trust established by the Employer.

4.4. Unsecured Contractual Rights. The Plan at all times shall be unfunded and shall constitute a mere promise by the Employer to make benefit payments in the future. Notwithstanding any other provision of this Plan, neither a Member nor his designated beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Employer prior to the time benefits are paid as provided in Article V, including any Compensation deferred by the Member. All rights created under this Plan shall be mere unsecured contractual rights of the Member against the Employer.

ARTICLE V

DISTRIBUTIONS

5.1. Time of Payment of Benefits. All amounts credited to a Member’s Individual Account in accordance with Articles III and IV prior to the date the Member terminates service with the Employer, shall be or commence to be distributed to or with respect to a Member (or his designated beneficiary) as soon as administratively practicable after the earliest of a Member’s termination of service following Total and Permanent Disability, retirement on or after attaining age sixty-five (65) or other separation from service with the Employer.

5.2. Method of Payment. The balance of a Member’s Individual Account shall be distributed in cash in one of the following methods effectively elected by the Member in his Participation Agreement:

(a)	A single lump sum.

(b)	Installments payable at such monthly, quarterly, semi-annual or annual intervals as shall be elected by the Member over a period not in excess of 20 years.

(c)	A combination of the methods specified in subsections (a) and (b).

5.3. Benefit Payment Elections.

(a)	In order to be effective, a Member’s election of the method in which his benefits shall be distributed (including benefits which become payable as a result of the Member’s death as set forth in Section 5.4) must be made by delivering a Participation Agreement or an amended Participation Agreement to the Committee not later than six months prior to the beginning of the Plan Year in which the Member receives or begins to receive his benefits. If the Member does not elect a method of distribution under Section 5.2, or such election is not timely or properly made under this Section 5.3, the Bank shall pay the entire benefit in the form of a single lump sum.

(b)	In the event a Member properly elects and is eligible to receive his Individual Account in the form specified in Section 5.2(b), the Member must specify in his written election the number of installments and the number of years over which the installments are to be distributed.

(c)	In the event a Member properly elects and is eligible to receive his Individual Account in the form specified in Section 5.2(c), the Participant must specify in his written election the percentage of the account which will be distributed in a single lump sum and the percentage of the account which will be distributed in installments, including the number of installments and the number of years over which such installments shall be distributed.

5.4. Death of the Member. If a Member dies before distribution of his benefits under the Plan commences, the Member’s entire balance under the Plan shall be distributed to the Member’s designated beneficiary, in the form elected by the Member in his Participation Agreement, or if no such election has been made, in the form of a single sum, as soon as administratively practicable after the Member’s death.

5.5. Beneficiary Designation. A Member may designate one or more persons as his beneficiary on forms provided by the Committee. A Member may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

5.6. Failure to Designate Beneficiary. If no beneficiary designation is in effect at the time of a Member’s death, or if no designated beneficiary survives Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Employer therefor.

5.7. Advance Payments to Members. The Committee may make a lump sum payment to a Member in advance of the date such payment is due pursuant to Section 5.1 (an “Advance Payment”), to the extent (i) funds of the Employer are available for such purpose; (ii) the Committee determines that the Member has suffered an unforeseeable emergency which has caused a need for an Advance Payment; and (iii) the waiver by the Committee of the Member’s election to defer compensation under Section 3.1(c) is insufficient, as determined by the

Committee in its discretion, to satisfy such hardship. For the purposes of this Section 5.7, an unforeseeable emergency is a severe financial hardship to a Member resulting from a sudden and unexpected illness or accident of the Member or of a dependent of the Member (as defined in IRC Section 152(a)), loss of the Member’s property due to casualty, or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Member. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case; however, the Committee shall not grant any waiver of a Member’s deferral election to the extent that his hardship may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of Member’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan. An unforeseeable emergency shall not include the need to send the Member’s child to college or the desire to purchase a home. An advance payment made under this Section 5.7 shall be made only to the extent reasonably needed to satisfy the emergency need.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1. Administrative Committee.

(a)	The Board has delegated to the Committee, subject to those powers which the Board has reserved as described in Article VII, general authority over and responsibility for the ministerial administration of the Plan except for determining eligibility pursuant to Article II which is reserved to the Board. The Committee shall interpret and construe the Plan, make all determinations considered necessary or advisable for the administration of the Plan, and the calculations of the amount of benefits payable thereunder, and review claims for benefits under the Plan.

(b)	If the Committee deems it advisable, it shall arrange for the engagement of an actuary, legal counsel and certified public accountants (who may be the actuary, counsel, or accountants for the Employer), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such actuary, counsel, accountants, and consultants, and upon any information supplied by the Thrift Plan for Purposes of Sections 3.1 and 3.2 of the Plan, and delegate to any agent or to any subcommittee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegations shall be subject to revocation at any time at the discretion of the Committee.

(c)	The Committee shall consist of at least three individuals who are members of the Board and who are not Employees of the Employer, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Board. Any Committee member may resign at any time. The Committee member shall not receive any special Salary for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

(d)	The Board shall elect or designate a chairman for the Committee. The Committee shall establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the vote.

6.2. Claims and Review Procedures.

(a)	Procedures Governing the Filing of Benefit Claims. All Benefit Claims must be filed on the appropriate claim forms available from the Committee or in accordance with the procedures established by the Committee for claim purposes. A “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, that complies with the Plan’s procedures for making benefit claims. “Claimant” means a Member, a surviving spouse of a Member, a Beneficiary, or an alternate payee under a domestic relations order, who is claiming entitlement to the payment of any benefit under the Plan.

(b)	Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with subsection 6.2(c) below, of the Plan’s benefit determination within a reasonable period of time after receipt of a Benefit Claim, but not later than 90 days after receipt of the Benefit Claim by the Plan.

If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.

(c)

Manner And Content of Notification of Benefit Determinations. All notices given by the Committee under the Plan will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards of 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant,

(i)	The specific reasons for the adverse determination;

(ii)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based

(iii)	A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and

(iv)	A description of the Plan’s review procedures and the time limits applicable to such procedures.

The term “Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, any benefit claimed to be payable under the Plan.

(d)	Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days after receiving the determination.

The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his authorized representative, in writing that:

(i)	The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(ii)	The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.

(e)	Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan.

(f)	Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with subsection 6.2(g), of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60 day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days after receipt of a request for review.

(g)	Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in subsection 6.2(c).

In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:

(i)	The specific reasons for the adverse determination on review;

(ii)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.

6.3. Records. All acts and determinations of the Committee shall be duly recorded by the secretary thereof and all such records together with such other documents as may be necessary in exercising its duties under the Plan shall be reserved in the custody of such secretary. Such records and documents shall at all times be open for inspection and for the purpose of making copies by any person designated by the Employer.

6.4. Expenses. All expenses incurred by the Committee and the Board in its administration of the Plan shall be paid by the Employer.

ARTICLE VII

AMENDMENT AND TERMINATION

The Board may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, the Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect (without consent) the rights of a Member, beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion. It is noted, however, that the Member’s benefits under the Plan pursuant to Article III constitute mere unsecured claims on the general assets of the Employer.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Binding on Successors. The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the successors, assigns, designees and estates of a Member. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Employer, but nothing in the Plan shall preclude the Employer from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligation of the Employer hereunder. The Employer agrees that it will make appropriate provision for the preservation of a Member’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Employer, the term “Employer” shall refer to such other organization and the Plan shall continue in full force and effect.

8.2. Enlargement of Employment Rights. Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Employer or as affecting the right of the Employer to dismiss a Member from its employ.

8.3. Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Member or a Member’s designated beneficiary, either voluntarily or involuntarily.

8.4. Tax Withholding. The Employer shall withhold or cause to be withheld from all benefits accrued under the Plan all federal, state or local taxes required by applicable law to be withheld with respect to such payments.

8.5. Incapacity of Member or Beneficiary. If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitle to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Employer therefor.

8.6. Tax Liability. The Member or his Beneficiary shall be responsible for all federal, state and local taxes on all benefits attributable to the Member under the Plan when they become due and payable.

8.7. Communication with Committee. All elections, designations, requests, notices, instructions, and other communications from Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

8.8. Limitation of Liability. No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. The Employer shall indemnify and hold harmless each Committee member and each employee, officer or director of the Employer, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Employer) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

8.9. Headings and Gender. As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.10. Governing Law. The Plan shall be construed according to the laws of the State of Indiana in effect form time to time.

8.11. Attorneys’ Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys’ fees shall be governed by the terms set forth in the mandatory Agreement to Arbitrate entered into between the Employer and the Member.

*    *    *    *     *

SIGNATURES

As evidence of its adoption of this amended and restated Supplemental Executive Thrift Plan, the Federal Home Loan Bank of Indianapolis has caused this instrument to be signed by its officers thereunder duly authorized this     day of                     , 2003 to be effective as of the 1st day of June, 2003.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:
William R. White
Chairman

By:
Martin L. Heger
President - CEO

ATTEST:

Jonathan R. West
Corporate Secretary

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

SUPPLEMENTAL EXECUTIVE THRIFT PLAN

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I. DEFINITIONS		2
1.1.	“Beneficiary”	2
1.2.	“Board”	2
1.3.	“Committee”	2
1.4.	“Effective Date”	2
1.5.	“Employer”	2
1.6.	“Excess Employer Matching Contributions”	2
1.7.	“Excess Employer Matching Contributions Account”	2
1.8.	“Employer Supplemental Contributions”	2
1.9.	“Employer Supplemental Contributions Account”	2
1.10.	“Excess 401(k) Contributions”	2
1.11.	“Excess 401(k) Contributions Account”	3
1.12.	“401(k) Contributions”	3
1.13.	“Individual Account”	3
1.14.	“IRC”	3
1.15.	“Matching Contributions”	3
1.16.	“Member”	3
1.17.	“Plan”	3
1.18.	“Plan Year”	3
1.19.	“Regular Contributions”	3
1.20.	“Salary”	3
1.21.	“Thrift Plan”	3
1.22.	“Total and Permanent Disability”	4

ARTICLE II. ELIGIBILITY AND MEMBERSHIP		4

ARTICLE III. CONTRIBUTIONS		4
3.1.	Excess 401(k) Contributions.	4
3.2.	Excess Employer Matching Contributions.	5
3.3.	Employer Supplemental Contributions	6

ARTICLE IV. ACCOUNTS AND INVESTMENT OF CONTRIBUTIONS		6
4.1.	Member Accounts	6
4.2.	Adjustments	6
4.3.	Investments	6
4.4.	Unsecured Contractual Rights	7

ARTICLE V. DISTRIBUTIONS		7
5.1.	Time of Payment of Benefits	7
5.2.	Method of Payment	7
5.3.	Benefit Payment Elections.	7

5.4.	Death of the Member	8
5.5.	Beneficiary Designation	8
5.6.	Failure to Designate Beneficiary	8
5.7.	Advance Payments to Members	8

ARTICLE VI. ADMINISTRATION OF THE PLAN		9
6.1.	Administrative Committee.	9
6.2.	Claims and Review Procedures.	10
6.3.	Records	12
6.4.	Expenses	12

ARTICLE VII. AMENDMENT AND TERMINATION		13

ARTICLE VIII. GENERAL PROVISIONS		13
8.1.	Binding on Successors	13
8.2.	Enlargement of Employment Rights	13
8.3.	Spendthrift Clause	13
8.4.	Tax Withholding	13
8.5.	Incapacity of Member or Beneficiary	13
8.6.	Tax Liability	14
8.7.	Communication with Committee	14
8.8.	Limitation of Liability	14
8.9.	Headings and Gender	14
8.10.	Governing Law	14
8.11.	Attorneys’ Fees	14

SIGNATURES		14

TRUST FOR FEDERAL HOME LOAN BANK OF INDIANAPOLIS

SUPPLEMENTAL EXECUTIVE THRIFT PLAN

(a) This Agreement made this      day of                     , 2003 by and between the Federal Home Loan Bank of Indianapolis (“Company”) and Star Wealth Management and its successors and assigns (the “Trustee”);

WITNESS THAT:

(b) WHEREAS, Company maintains the Federal Home Loan Bank of Indianapolis Supplemental Executive Thrift Plan, a nonqualified deferred compensation plan (the “Plan”);

(c) WHEREAS, Company has established a trust (hereinafter called “Trust”) to which it contributes the Trust assets that are held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

(d) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purposes of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

(e) WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

(f) WHEREAS, the Company has removed the previous Trustee of the Trust and has named Star Wealth Management as the successor Trustee;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust.

(a) Company hereby deposits with Trustee in trust $100.00, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust hereby established shall be irrevocable by Company.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e) Within ninety (90) days following the end of the plan year, Company shall be required to irrevocably deposit additional cash or other property to the Trust in an amount sufficient to pay each Plan participant or beneficiary the benefits payable pursuant to the terms of the Plan as of the close of the Plan year.

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Section 2. Payments to Plan Participants and Their Beneficiaries.

(a) Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Plan participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such amount as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company or its legal successor is determined to be insolvent by the Federal Housing Finance Board or its legal successor under the Federal banking laws.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to the Plan participants or their beneficiaries.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s insolvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent for any reason).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Company.

Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

Section 5. Investment Authority.

Trustee may invest in any kind of property it deems proper and suitable including, but not limited to, notes, debentures, bonds, stocks, mutual funds and annuity and insurance contracts. Trustee may invest Trust assets in accordance with directions provided by Company or, in accordance with procedures agreed to by Trustee and Company, by Plan participants. Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

Section 6. Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7. Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being show separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal, or resignation, as the case may be.

Section 8. Responsibility of Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken

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pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Treasury Regulation section 301.7701-2, as amended, promulgated pursuant to the Internal Revenue Code.

Section 9. Compensation and Expenses of Trustee.

Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. The Trustee shall be entitled to receive reasonable fees for its services in accordance with Appendix A of this Trust Agreement. Beginning January 1, 2004, such fee schedule may be amended by Trustee with ninety (90) days advanced notice to Company.

Section 10. Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company for any reason, with or without cause, on sixty (60) days notice or upon shorter notice accepted by Trustee.

(c) If Trustee resigns or is removed within five (5) years of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee’s resignation or removal.

(d) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.

(a) If Trustee resigns (or is removed) in accordance with Section 10(a) (or (b)) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably required by Company or the successor Trustee to evidence the transfer.

(b) If Trustee resigns or is removed pursuant to the provisions of Section 10(c) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights and trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

(c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c) Upon written approval of all participants and all beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

(d) This Trust Agreement may not be amended by Company for five (5) years following a Change of Control, as defined herein.

Section 13. Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of Indiana.

(d) For purposes of this Trust Agreement, a Change of Control of Company shall mean the occurrence at any time of any of the following events:

(1) The Company is merged or consolidated or reorganized into or with another bank or other entity, or another bank or other entity is merged into this Company;

(2) The Company sells or transfers all, or substantially all of its business and/or assets to another bank or other entity; or

(3) The adoption of any plan or proposal for the liquidation or dissolution of the Company; or

(4) The Company moves its principal place of business more than seventy-five (75) miles from its location as of June 1, 2003.

Section 14. Effective Date.

The effective date of this Trust Agreement shall be June 1, 2003.

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IN WITNESS WHEREOF, Company and Trustee have caused this Trust Agreement to be signed on behalf by their respective officers the day and year first above written.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:
William R. White
Chairman

By:
Martin L. Heger
President

Attest:

Jonathan R. West
Corporate Secretary

STAR WEALTH MANAGEMENT

By
Its

ATTEST:

Its